Exhibit 97.1
BOB’S DISCOUNT FURNITURE, INC.

Policy for Recoupment of Incentive Compensation

1.Introduction

In accordance with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations thereunder, the Board of Directors (the “Board”) of Bob’s Discount Furniture, Inc. (the “Company”) has adopted this policy (the “Policy”) providing for the Company’s recoupment of certain incentive-based compensation received by Covered Executives (as defined below) in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws. This Policy is designed to comply with, and shall be construed and interpreted to be consistent with, Section 10D of the Exchange Act, Rule 10D-1 promulgated under the Exchange Act and the related listing rules of the New York Stock Exchange.

2.Administration

Administration and enforcement of this Policy is delegated to the People Committee of the Board (as constituted from time to time, and including any successor committee, the “Committee”). The Committee shall make all determinations under this Policy in its sole discretion. Determinations of the Committee under this Policy need not be uniform with respect to any or all Covered Executives and will be final and binding.

3.Effective Date

This Policy shall be effective with respect to Covered Compensation (as defined below) that is received by Covered Executives on or after the date on which the Company becomes subject to the reporting obligations of Section 12 of the Exchange Act (the “Effective Date”) and shall apply to Covered Compensation (as defined below) that is received by Covered Executives on or after the Effective Date.

4.Covered Executives

This Policy covers each current or former officer of the Company subject to Section 16 of the Exchange Act (each, a “Covered Executive”).

5.Covered Compensation

This Policy applies to any cash-based or equity-based incentive compensation, bonus, and/or award that is or was received by a Covered Executive and that is based, wholly or in part, upon the attainment of any financial reporting measure (“Covered Compensation”). This Policy shall

Exhibit 97.1
apply to any Covered Compensation received by an employee who served as a Covered Executive at any time during the performance period for that Covered Compensation.

6.Financial Restatements; Recoupment

In the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (such an accounting restatement, a “Restatement”), the Committee shall review the Covered Compensation received by a Covered Executive during the three-fiscal year period preceding the Required Financial Restatement Date (as defined below) as well as any transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years. Regardless of whether the Company files the restated financial statements, the Committee shall seek recoupment of any Covered Compensation, whether in the form of cash or equity, received by a Covered Executive (computed without regard to any taxes paid), if and to the extent:

a.the amount of the Covered Compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a Restatement; and

b.the amount of the Covered Compensation that would have been received by the Covered Executive had the financial results been properly reported would have been lower than the amount actually awarded (any such amount, “Erroneously-Awarded Compensation”).

To the extent Covered Compensation was based on the achievement of a financial reporting measure, but the amount of such Covered Compensation was not awarded or paid on a formulaic basis, the Committee shall determine the amount, if any, of such Covered Compensation that is deemed to be Erroneously-Awarded Compensation.

For purposes of this Policy, the “Required Financial Restatement Date” is the earlier to occur of:

a.the date the Board, a committee of the Board, or any officer or officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or

b.the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.

Exhibit 97.1
For the avoidance of doubt, a Covered Executive will be deemed to have received Covered Compensation in the Company’s fiscal period during which the financial reporting measure specified in the award is attained, even if the Covered Executive remains subject to additional payment conditions with respect to such award.

7.Method of Recoupment

The Committee will determine, in its sole discretion, the method for recouping Erroneously-Awarded Compensation, which may include, without limitation:

a.requiring reimbursement of cash or equity incentive compensation previously paid; and/or

b.cancelling or rescinding some or all outstanding vested or unvested equity (and/or equity-based) awards.

8.Impracticability Exceptions

The Committee shall not seek recoupment of any Erroneously-Awarded Compensation to the extent it determines that:

a.the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount of Erroneously-Awarded Compensation to be recovered;

b.recovery would violate home country law where that law was adopted prior to November 28, 2022; and/or

c.recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to Company employees, to fail to meet the requirements of Sections 401(a)(13) and 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

9.No Indemnification

For the avoidance of doubt, the Company shall not indemnify any Covered Executive against the loss of any Erroneously-Awarded Compensation or any Covered Compensation that is recouped pursuant to the terms of this Policy, or any claims relating to the Company’s enforcement of its rights under this Policy.

10.Severability

If any provision of this Policy or the application of any such provision to any Covered Executive shall be adjudicated to be invalid, illegal or unenforceable in any respect, such

Exhibit 97.1
invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

11.Amendments

The Committee may amend, modify or terminate this Policy in whole or in part at any time and may adopt such rules and procedures that it deems necessary or appropriate to implement this Policy or to comply with applicable laws and regulations.

12.No Impairment of Other Remedies

The remedies under this Policy are in addition to, and not in lieu of, any legal and equitable claims the Company may have, the Company’s ability to enforce, without duplication, the recoupment provisions set forth in any separate Company policy or in any Company plan, program or agreement (each, a “Separate Recoupment Policy” and collectively, the “Separate Recoupment Policies”), or any actions that may be imposed by law enforcement agencies, regulators or other authorities. Notwithstanding the foregoing, in the event that there is a conflict between the application of this Policy to a Covered Executive in the event of a Restatement and any additional recoupment provisions set forth in a Separate Recoupment Policy to which a Covered Executive is subject, the provisions of this Policy shall control. The Company may also adopt additional Separate Recoupment Policies in the future or amend existing provisions as required by law or regulation.

Exhibit 97.1
BOB’S DISCOUNT FURNITURE, INC.

CLAWBACK POLICY ACKNOWLEDGMENT
Reference is made to the Bob’s Discount Furniture, Inc. Policy for Recoupment of Incentive Compensation, effective as of January 30, 2026 (the “Clawback Policy”). By signing in the space indicated below, you acknowledge and agree that you have received and understand the Clawback Policy and that effective as of January 30, 2026 the Clawback Policy applies and will continue to apply to you during and after your employment or other service in accordance with its terms.

EXECUTIVE:
____________________________________
Name: [NAME]

DATE: [●]